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                  REGISTRATION UNDER THE SECURITIES ACT OF 1933
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    EXHIBIT 12.1

                              LSI LOGIC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Amounts in millions of dollars)

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
                                                                                                            Quarter Ended
                                                     Fiscal Year Ended December 31,                            March 31,
                                      ------------------------------------------------------------        ------------------
                                       1994         1995         1996          1997          1998          1998        1999
                                      ------       ------       ------        ------        ------        ------      ------
Pre-tax income (loss)
    from continuing operations
    before adjustment for
    minority interests in
    consolidated subsidiaries
    or income or loss from
    equity investees                  $156.2       $334.9       $205.1        $224.2        $(123.6)      $ 40.7      $  6.5


Add: Amortization of
    capitalized interest                 2.0          2.0          1.0           2.0           1.4           0.3         0.7

Less: Interest capitalized                --           --         (2.0)         (5.0)        (11.5)         (1.0)         --

                                      ------       ------       ------        ------        ------        ------      ------
Subtotal                              $158.2       $336.9       $204.1        $221.2        $(133.7)      $ 40.0      $  7.2
                                      ======       ======       ======        ======        ======        ======      ======

Fixed charges:
    Interest expensed and
    capitalized and
    amortization of debt
    discount and premium
    on all indebtedness               $ 19.4       $ 16.5       $ 16.5        $  7.5        $ 20.7        $  1.0      $ 10.5

    Rental                              11.7         14.7         16.0          15.0          14.8           3.7         6.0


                                      ------       ------       ------        ------        ------        ------      ------
    Total fixed charges               $ 31.1       $ 31.2       $ 32.5        $ 22.5        $ 35.5        $  4.7      $ 16.5
                                      ======       ======       ======        ======        ======        ======      ======

Pre-tax income (loss) from
    continuing operations
    before adjustment for
    minority interests in
    consolidated subsidiaries
    or income or loss from
    equity investees plus
    fixed charges and
    amortization of capitalized
    interest, less interest
    capitalized                       $189.3       $368.1       $236.6        $243.7        $(98.2)       $ 44.7      $ 23.7


Ratio of earnings to                  ------       ------       ------        ------        ------        ------      ------
    fixed charges                        6.1         11.8          7.3          10.8            --           9.5         1.4
                                      ======       ======       ======        ======        ======        ======      ======
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